Exhibit 21.1
SUBSIDIARIES OF WHEELS UP EXPERIENCE INC.
AS OF DECEMBER 31, 2025

Name of Subsidiary	Jurisdiction of Organization
Air Partner Aviation Services Limited	United Kingdom
Air Partner Group Limited	United Kingdom
Air Partner Havacilik ve Tasimacilik	Republic of Türkiye
Air Partner International GmbH	Germany
Air Partner International SAS	France
Air Partner Investments Limited	United Kingdom
Air Partner Limited	United Kingdom
Air Partner LLC	Delaware
Air Partner Middle East DMCC	United Arab Emirates
Air Partner S.r.l.	Italy
Avianis Systems LLC	Delaware
Safeskys Limited	United Kingdom
Wheels Up Blocker Sub LLC	Delaware
Wheels Up Partners Holdings LLC	Delaware
Wheels Up Partners LLC	Delaware
Wheels Up Private Jets LLC	Kentucky
Wheels Up TOA Holdings LLC	Delaware
Wheels Up UK Limited	United Kingdom